                                                                    Exhibit 77I

Item 77I/77Q1(d) - Terms of new or amended securities:

An Amended and Restated Multi-Class Plan, pursuant to Rule 18f-3(d), for the Funds dated September 7, 2010, amended on November 8, 2012 is incorporated by reference to Post-Effective Amendment No. 95 to the Registration Statement of the Registrant on Form Type 485BPOS filed on November 7, 2012, Accession No. 001193125-12-457520.

                                     *****

Changes to Class A and Class Z shares of each of the Funds and features of Class R5 shares of Columbia Acorn International, as described in the supplement to the prospectus(es) and Statement of Additional Information of each of the Funds, dated and filed October 1, 2012 pursuant to Rule 497(e) of the Securities Act of 1933, Accession No. 0001193125-12-410394, are incorporated by reference.

Certain features of Class A and Class Z shares of each of the Funds and features of Class R5 shares of Columbia Acorn International were changed, as described below:

1. Changes to Class R5 - Re-opening; Eligibility. Effective November 8, 2012, Class R5 shares of Columbia Acorn International are available for purchase by (i) registered investment advisers that clear Fund share transactions for their client or customer accounts through designated mutual fund trading platforms that have been granted specific written authorization from the Funds' transfer agent with respect to Class R5 eligibility apart from selling, servicing or similar agreements and (ii) omnibus retirement plans. Existing shareholders who do not satisfy the new eligibility requirements for investment in Class R5 shares may not establish new Class R5 accounts, but may continue to make additional purchases of Class R5 shares in accounts opened and funded prior to November 8, 2012. In addition, investment advisory programs and similar programs that opened a Class R5 account as of May 1, 2010, and continuously hold Class R5 shares in such account after such date, may generally not only continue to make additional purchases of Class R5 shares but also open new Class R5 accounts and add new shareholders in the program. Prior to November 8, 2012, Class R5 shares were closed to new investors and new accounts, subject to certain exceptions.

2. Changes to Class Z - Partial Closing.

    A. Omnibus Retirement Plans. Effective March 29, 2013, omnibus retirement plans are not permitted to establish new Class Z accounts, subject to the following exceptions. Omnibus retirement plans that opened and funded a Class Z account with the Fund as of the close of business on March 28, 2013, and continuously hold Class Z shares in such account after March 28, 2013, may continue to make additional purchases of Class Z shares, open new Class Z accounts and add new participants. In addition, an omnibus retirement plan may, in the discretion of the Funds' distributor, open new Class Z accounts for a Fund after March 28, 2013 if the plan's sponsor or an affiliated sponsor opened and funded a Class Z account for another omnibus retirement plan as of the close of business on March 28, 2013. If an omnibus retirement plan invested in Class Z shares changes recordkeepers after March 28, 2013, any new accounts established for that plan may not be established in Class Z shares but such a plan may establish new accounts in a different share class for which the plan is eligible.

    B. Selling Agents that Clear through Certain Platforms. Effective March 29, 2013, accounts of selling agents (other than omnibus retirement plans, discussed above) that clear Fund share transactions for their client or customer accounts through designated mutual fund trading platforms that have been given specific written notice from the Fund's transfer agent of the termination of their eligibility for new purchases of Class Z shares will not be permitted to establish new Class Z accounts or make additional purchases of Class Z shares for existing accounts (other than through reinvestment of distributions).

    C. Other Existing Class Z Shareholders. Existing holders of Class Z shares (other than those described in the immediately preceding paragraph) may continue to maintain Class Z accounts and make additional purchases of Class Z shares (including through reinvestment of distributions).

3. Exchangeability. Shareholders may exchange shares of one share class of a Fund for shares of another share class of the Fund or another fund managed by Columbia Wanger Asset Management, LLC or its affiliates, subject to eligibility. Before making such an exchange, you should consider the fees and expenses of each share class.

4. Front-End Sales Charge Waivers for Class A Shares. Effective November 8, 2012, the Funds' distributor may waive front-end sales charges on
   (i) purchases (including exchanges) of Class A shares in accounts of selling agents that have entered into agreements with the Funds' distributor to offer Fund shares to self-directed investment brokerage accounts that may or may not charge a transaction fee to customers and (ii) exchanges of Class Z shares of a Fund for Class A shares of the Fund.

                                     *****

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On November 7, 2012, a Form Type 485(b), Accession No. 0001193125-12-457520, an
amendment to the registration statement of Columbia Acorn Trust, was filed with the SEC. This amendment registered new classes of shares of the Funds listed below, effective November 8, 2012, and describes the characteristics of the new classes of shares:

Fund                                          New Share Class(es)
----                                          -------------------
Columbia Acorn Emerging Markets Fund                R4, R5
Columbia Acorn European Fund                          R4
Columbia Acorn Fund                                R4, R5, Y
Columbia Acorn International                         R4, Y
Columbia Acorn International Select                R4, R5, Y
Columbia Acorn Select                              R4, R5, Y
Columbia Acorn USA                                 R4, R5, Y
Columbia Thermostat Fund                           R4, R5, Y